Exhibit 4.2

Execution Version

THIRTEENTH SUPPLEMENTAL INDENTURE

THIRTEENTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of December 13, 2023, among Magellan Midstream Partners, L.P., a Delaware limited partnership (the “Partnership” and the “New Guarantor”), ONEOK, Inc., an Oklahoma corporation (“ONEOK”), ONEOK Partners, L.P., a Delaware limited partnership (“ONEOK Partners”), and ONEOK Partners Intermediate Limited Partnership, a Delaware limited partnership (“Intermediate Partners” and, together with ONEOK and ONEOK Partners, the “Existing Guarantors,” and together with the New Guarantor, the “Guarantors”), and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Partnership has previously executed and delivered to the Trustee an indenture, dated as of August 11, 2010 (the “Original Indenture”), as supplemented by the Second Supplemental Indenture, dated as of November 9, 2012, as supplemented by the Third Supplemental Indenture, dated as of October 10, 2013, as supplemented by the Fourth Supplemental Indenture, dated as of March 4, 2015, as supplemented by the Fifth Supplemental Indenture, dated as of March 4, 2015, as supplemented by the Sixth Supplemental Indenture, dated as of February 29, 2016, as supplemented by the Seventh Supplemental Indenture, dated as of September 13, 2016, as supplemented by the Eighth Supplemental Indenture, dated as of October 3, 2017, as supplemented by the Ninth Supplemental Indenture, dated as of January 18, 2019, as supplemented by the Tenth Supplemental Indenture, dated as of August 19, 2019, as supplemented by the Eleventh Supplemental Indenture, dated as of May 20, 2020, and as supplemented by the Twelfth Supplemental Indenture, dated as of September 25, 2023 (collectively with the Original Indenture, the “Indenture”), in each case, between the Partnership and the Trustee, related to the issuance of the Partnership’s outstanding 3.20% Senior Notes due 2025, the Partnership’s 5.00% Senior Notes due 2026, the Partnership’s 3.250% Senior Notes due 2030, the Partnership’s 4.20% Senior Notes due 2042, the Partnership’s 5.15% Senior Notes due 2043, the Partnership’s 4.20% Senior Notes due 2045, the Partnership’s 4.25% Senior Notes due 2046, the Partnership’s 4.200% Senior Notes due 2047, the Partnership’s 4.850% Senior Notes due 2049 and the Partnership’s 3.950% Senior Notes due 2050 (the “Notes”);

WHEREAS, on September 25, 2023, ONEOK acquired all of the outstanding common units representing limited partner interests in the Partnership and the Partnership retained its corporate form as wholly-owned subsidiary of ONEOK thereafter (the “Merger Transaction”);

WHEREAS, following the Merger Transaction, each of the Existing Guarantors became a guarantor of, and provided a guarantee for, the Notes, and the Partnership became a guarantor of, and provided a guarantee for certain of the outstanding debt securities of ONEOK and ONEOK Partners;

WHEREAS, pursuant to the Distribution Agreement, dated December 13, 2023, by and between ONEOK and the Partnership (the “Distribution Agreement”), the Partnership distributed substantially all of the assets of the Partnership to ONEOK (the “Distribution”);

WHEREAS, in connection with the Distribution, ONEOK desires to assume the obligations of the Partnership pursuant to Section 10.01 of the Original Indenture and the Debt Securities (as defined in the Original Indenture) according to their tenor;

WHEREAS, in connection with transactions contemplated by the Distribution Agreement, the New Guarantor desires to become a guarantor of, and provide a guarantee of, the currently outstanding securities, the titles of the series and the current outstanding principal amounts thereof being set forth on Schedule A hereto (collectively, the “Currently Outstanding Securities”);

WHEREAS, Section 9.01(a) of the Original Indenture provides that the Partnership and the Trustee may from time to time and at any time, without the consent of Holders, enter into a supplemental indenture to evidence the succession pursuant to Article X and the assumption by the Successor Partnership (as defined in Section 10.01 of the Original Indenture) of the covenants, agreements and obligations of the Partnership under the Indenture and the Debt Securities;

WHEREAS, pursuant to Section 9.01(a) and Section 10.01 of the Original Indenture, the parties hereto desire to enter into this Supplemental Indenture to evidence the assumption by ONEOK of all the payment obligations of the Partnership under the Indenture;

WHEREAS, all acts and requirements necessary to make this Supplemental Indenture a legal, valid and binding obligation of ONEOK have been done; and

WHEREAS, ONEOK desires to assume the obligations of the Partnership and become primary obligor of the Currently Outstanding Securities and all other obligations of the Partnership under the Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

Article I
RELATION TO INDENTURE; DEFINITIONS AND OTHER PROVISIONS OF
GENERAL APPLICATION

Section 1.01 Relation to Indenture. With respect to the Currently Outstanding Securities, this Supplemental Indenture constitutes an integral part of the Indenture.

Section 1.02 Definitions. Capitalized terms used herein without definition shall have the meanings assigned to them in the Original Indenture.

Section 1.03 General References. For all purposes of this Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (a) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Original Indenture; and (b) the words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

Article II

ASSUMPTIONS AND AGREEMENTS

Section 2.01 Assumption of Obligations. ONEOK hereby agrees, as of the date hereof, to assume, to be bound by and to be liable as a primary obligor with respect to, any and all payment obligations, including without limitation, the due and punctual payment of principal of (and premium, if any) and interest on the Currently Outstanding Securities of the Partnership under the Indenture on the terms and subject to the conditions set forth in the Indenture and all other obligations of the Partnership under the Indenture, including the observance of every covenant applicable to the Partnership under the Indenture.

Article III

AGREEMENT TO GUARANTEE

Section 3.01 Unconditional Guarantee.

(a) For value received, subject to Section 3.04 hereof, the New Guarantor, as of the date hereof, hereby fully, irrevocably, unconditionally and absolutely guarantees to the Holders of each series of Currently Outstanding Securities and to the Trustee the due and punctual payment of the principal of, and premium, if any, and interest on such Currently Outstanding Securities, and all other amounts due and payable under the Indenture and such Currently Outstanding Securities by ONEOK to the Trustee or such Holders (including, without limitation, all costs and expenses (including reasonable legal fees and disbursements of its agents and counsel) incurred by the Trustee or such Holders in connection with the enforcement of the Indenture and the Guarantee) (collectively, the “Indenture Obligations”), when and as such amounts shall become due and payable, whether at the Stated Maturity, upon redemption or by declaration of acceleration or otherwise, according to the terms of such Currently Outstanding Securities and the Indenture. The guarantee by the New Guarantor set forth in this ARTICLE III is referred to herein as the “Guarantee.” Without limiting the generality of the foregoing, the New Guarantor’s liability shall extend to all amounts that constitute part of the Indenture Obligations and would be owed by the ONEOK to the Trustee or such Holders under the Indenture and such Currently Outstanding Securities but for the fact that they are unenforceable, reduced, limited, impaired, suspended or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving ONEOK.

(b) Failing payment when due of any amount guaranteed pursuant to the Guarantee, for whatever reason, the New Guarantor will be obligated (to the fullest extent permitted by applicable law) to pay the same immediately to the Trustee, without set-off or counterclaim or other reduction whatsoever (whether for taxes, withholding or otherwise). The Guarantee hereunder is intended to be a general, unsecured, senior obligation of the New Guarantor and will rank pari passu in right of payment with all unsecured indebtedness of the New Guarantor that is not, by its terms, expressly subordinated in right of payment to the Guarantee of the New Guarantor. The New Guarantor hereby agrees that, to the fullest extent permitted by applicable law, subject to Section 3.04 hereof, its obligations hereunder shall be full, irrevocable, unconditional and absolute, irrespective of the validity, regularity or enforceability of such Currently Outstanding Securities, the Guarantee or the Indenture, the absence of any action to enforce the same, any waiver or consent by any such Holder with respect to any provisions hereof or thereof, the recovery of any judgment against ONEOK, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of the New Guarantor. The New Guarantor hereby agrees that in the event of a default in payment of any Indenture Obligations, whether at the Stated Maturity, upon redemption or by declaration of acceleration or otherwise, legal proceedings may be instituted by the Trustee on behalf of the Holders or, subject to Section 6.04 of the Indenture, by such Holders, on the terms and conditions set forth in the Indenture, directly against the New Guarantor to enforce the Guarantee without first proceeding against ONEOK.

(c) To the fullest extent permitted by applicable law, subject to Section 3.04 hereof, the obligations of the New Guarantor under this ARTICLE III shall be as aforesaid full, irrevocable, unconditional and absolute and shall not be impaired, modified, discharged, released or limited by any occurrence or condition whatsoever, including, without limitation, (i) any compromise, settlement, release, waiver, renewal, extension, indulgence or modification of, or any change in, any of the obligations and liabilities of ONEOK or the New Guarantor contained in any of such Currently Outstanding Securities or the Indenture, (ii) any impairment, modification, release or limitation of the liability of ONEOK, the New Guarantor or any of their estates in bankruptcy, or any remedy for the enforcement thereof, resulting from the operation of any present or future provision of any applicable Bankruptcy Law, as amended, or other statute or from the decision of any court, (iii) the assertion or exercise by the Trustee or any such Holder of any rights or remedies under any of such Currently Outstanding Securities or the Indenture or their delay in or failure to assert or exercise any such rights or remedies, (iv) the assignment or the purported assignment of any property as security for any of such Currently Outstanding Securities, including all or any part of the rights of ONEOK or the New Guarantor under the Indenture, (v) the extension of the time for payment by ONEOK or the New Guarantor of any payments or other sums or any part thereof owing or payable under any of the terms and provisions of any of such Currently Outstanding Securities or the Indenture or of the time for performance by ONEOK or the New Guarantor of any other obligations under or arising out of any such terms and provisions or the extension or the renewal of any thereof, (vi) the modification or amendment (whether material or otherwise) of any duty, agreement or obligation of ONEOK or the New Guarantor set forth in the Indenture, (vii) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all of the assets, marshaling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment, rehabilitation or relief of, or other similar proceeding affecting, ONEOK or the New Guarantor or any of their respective assets, or the disaffirmance of any of such Currently Outstanding Securities, the Guarantee or the Indenture in any such proceeding, (viii) the release or discharge of ONEOK or the New Guarantor from the performance or observance of any agreement, covenant, term or condition contained in any of such instruments by operation of law, (ix) the unenforceability of any of such Currently Outstanding Securities, the Guarantee or the Indenture, (x) any change in the name, business, capital structure, corporate existence, or ownership of ONEOK or the New Guarantor, or (xi) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, a surety of the New Guarantor.

(d) To the fullest extent permitted by applicable law, the New Guarantor hereby (i) waives diligence, presentment, demand of payment, notice of acceptance, filing of claims with a court in the event of the merger, insolvency or bankruptcy of ONEOK or the New Guarantor, and all demands and notices whatsoever, (ii) acknowledges that any agreement, instrument or document evidencing the Guarantee may be transferred and that the benefit of its obligations hereunder shall extend to each holder of any agreement, instrument or document evidencing the Guarantee without notice to them and (iii) covenants that the Guarantee will not be discharged except by complete performance of the Guarantee. To the fullest extent permitted by applicable law, the New Guarantor further agrees that if at any time all or any part of any payment theretofore applied by any Person to the Guarantee is, or must be, rescinded or returned for any reason whatsoever, including without limitation, the insolvency, bankruptcy or reorganization of the New Guarantor, the Guarantee shall, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence notwithstanding such application, and the Guarantee shall continue to be effective or be reinstated, as the case may be, as though such application had not been made.

(e) The New Guarantor shall be subrogated to all rights of the Holders and the Trustee against ONEOK in respect of any amounts paid by the New Guarantor pursuant to the provisions of the Indenture; provided, however, that the New Guarantor shall not be entitled to enforce or to receive any payments arising out of, or based upon, such right of subrogation with respect to any of such Currently Outstanding Securities until all of such Currently Outstanding Securities and the Guarantee shall have been indefeasibly paid in full or discharged.

(f) To the fullest extent permitted by applicable law, no failure to exercise and no delay in exercising, on the part of the Trustee or the Holders, any right, power, privilege or remedy under this ARTICLE III and the Guarantee shall operate as a waiver thereof, nor shall any single or partial exercise of any rights, power, privilege or remedy preclude any other or further exercise thereof, or the exercise of any other rights, powers, privileges or remedies. The rights and remedies herein provided for are cumulative and not exclusive of any rights or remedies provided in law or equity. Nothing contained in this ARTICLE III shall limit the right of the Trustee or the Holders to take any action to accelerate the maturity of such Currently Outstanding Securities pursuant to Article VI of the Indenture or to pursue any rights or remedies under the Indenture or under applicable law.

Section 3.02 Limitation on Guarantor Liability. The New Guarantor and the Trustee hereby confirm that it is the intention of all such parties that the Guarantee of the New Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to the Guarantee. To effectuate the foregoing intention, the Trustee and the New Guarantor hereby irrevocably agree that the obligations of the New Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of the New Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of the New Guarantor in respect of the obligations of the New Guarantor under this ARTICLE III, result in the obligations of the New Guarantor under the Guarantee not constituting a fraudulent transfer or conveyance.

Section 3.03 No Requirement to Endorse Notation of Guarantee. The New Guarantor hereby agrees that its execution and delivery of this Supplemental Indenture and the provisions set forth in this ARTICLE III shall evidence the Guarantee without the need for notation on any Currently Outstanding Securities.

Section 3.04 Release of Guarantees.

(a) Notwithstanding anything to the contrary in this ARTICLE III, if the New Guarantor (i) shall cease to be a Subsidiary of ONEOK or (ii) shall no longer be (x) an obligor on, or issuer of, any capital markets debt securities or (y) a guarantor of any capital markets debt securities issued by ONEOK or the other Guarantors, in each case other than the Currently Outstanding Securities or any other series of capital market debt securities of ONEOK outstanding on, and for which the New Guarantor is giving a guarantee, the date hereof, then if no Default or Event of Default shall have occurred and be continuing, the New Guarantor, upon giving notice to the Trustee to the foregoing effect, shall be deemed to be released from all of its obligations under the Indenture, and the Guarantee shall be of no further force or effect with respect to the New Guarantor. Following the receipt by the Trustee of any such notice, ONEOK shall cause the Indenture to be amended and supplemented as provided in Section 9.01 of the Indenture; provided, however, that the failure to so amend the Indenture shall not affect the validity of the release and termination of the Guarantee with respect to the New Guarantor.

(b) In addition, upon (i) the exercise of the legal defeasance or covenant defeasance option or the satisfaction and discharge of the Indenture as provided in ARTICLE XI of the Indenture with respect to a series of Currently Outstanding Securities, or (ii) a series of Currently Outstanding Securities ceasing to be Outstanding, the New Guarantor shall be deemed to be released from all its obligations under the Indenture with respect to such series of Currently Outstanding Securities and the Guarantee of such series of Currently Outstanding Securities shall be of no further force or effect.

Section 3.05 Benefits Acknowledged. The New Guarantor acknowledges that it shall receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and from the Guarantee under this Supplemental Indenture.

Section 3.06 Existing Guarantors and the Partnership. Following the Merger Transaction, each of the Existing Guarantors became a guarantor of, and provided a guarantee for, the Notes, and the Partnership became a guarantor of, and provided a guarantee for certain of the outstanding debt securities of ONEOK and ONEOK Partners. The Existing Guarantors and the Partnership hereby affirm that nothing herein provided shall limit or affect their guarantees under the terms thereof as currently in full force and effect.

Article IV
MISCELLANEOUS

Section 4.01 Notices. Notices to the New Guarantor and the Existing Guarantors shall be made in accordance with Section 13.03 of the Indenture. The address for the New Guarantor and the Existing Guarantors is 100 West Fifth Street, Tulsa, Oklahoma 74103, or such other address as the New Guarantor or the Existing Guarantors, as applicable, may designate from time to time by notice to the Holders and the Company. The address for the Corporate Trust Office of the Trustee shall be located at 2 Concourse Parkway, Suite 800, Atlanta, Georgia 30328-5588 Attention: Corporate Trust Department, or such other address as the Trustee may designate from time to time by notice to the Holders and the Company.

Section 4.02 No Recourse Against Others. No director, officer, employee, partner (including, for greater certainty, any general partner of any general partnership who is an individual person), incorporator, manager, stockholder or member of ONEOK, the Partnership, ONEOK Partners or Intermediate Partners, as such, will have any liability for any obligations of ONEOK, the Partnership, ONEOK Partners or Intermediate Partners or any other guarantors under the Currently Outstanding Securities or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. The waiver and release are part of the consideration for the assumption of the Partnership’s obligations under the Indenture and the Currently Outstanding Securities.

Section 4.03 Certain Trustee Matters.

The recitals contained herein shall be taken as the statements of ONEOK, the Partnership, ONEOK Partners and Intermediate Partners, and the Trustee assumes no responsibility for their correctness. The Trustee shall have no obligation and has not independently verified the terms of the Merger Transaction or the Distributions under the Distribution Agreement, or the completeness of such data and information, and shall rely solely upon the Officers’ Certificate and Opinion of Counsel of even date herewith, to be delivered to the Trustee in connection with this Supplemental Indenture, as to satisfaction of the conditions under Section 10.01 of the Original Indenture and any amendments or supplements thereto.

The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or the proper authorization or the due execution hereof or thereof by ONEOK, the Partnership, ONEOK Partners or Intermediate Partners.

Except as expressly set forth herein, nothing in this Supplemental Indenture shall alter the duties, rights, privileges, immunities or obligations of the Trustee set forth in the Indenture and the Trustee shall not be liable with respect to the actions taken hereunder, including the Merger Transaction and the Distribution Agreement, and shall be indemnified and held harmless in accordance with the terms thereof as fully and with like effect as if set forth herein in full.

Section 4.04 Continued Effect. Except as expressly supplemented and amended by this Supplemental Indenture, the Indenture shall continue in full force and effect in accordance with the provisions thereof, and the Indenture (as supplemented and amended, including by this Supplemental Indenture) is in all respects hereby ratified and confirmed. This Supplemental Indenture and all its provisions shall be deemed a part of the Indenture in the manner and to the extent herein and therein provided.

Section 4.05 Governing Law. This Supplemental Indenture and the Currently Outstanding Securities shall be governed by and construed in accordance with the laws of the State of New York. This Supplemental Indenture and the Currently Outstanding Securities are subject to the provisions of the Trust Indenture Act that are required to be part of this Supplemental Indenture and the Currently Outstanding Securities and shall, to the extent applicable, be governed by such provisions.

Section 4.06 Counterparts. This instrument may be executed in any number of counterparts, each of which, when delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

ONEOK, INC.

By:	/s/ Pierce H. Norton II
Name:	Pierce H. Norton II
Title:	President and Chief Executive Officer

ONEOK PARTNERS, L.P.

By:	ONEOK Partners GP, L.L.C., its General Partner

By:	/s/ Walter S. Hulse III
Name:	Walter S. Hulse III
Title:	Chief Financial Officer, Treasurer and Executive Vice President, Investor Relations and Corporate Development

ONEOK PARTNERS INTERMEDIATE LIMITED PARTNERSHIP

By:	ONEOK ILP GP, L.L.C., its General Partner

By:	/s/ Walter S. Hulse III
Name:	Walter S. Hulse III
Title:	Chief Financial Officer, Treasurer and Executive Vice President, Investor Relations and Corporate Development

MAGELLAN MIDSTREAM PARTNERS, L.P.

By:	Magellan GP, LLC, its General Partner

By:	/s/ Walter S. Hulse III
Name:	Walter S. Hulse III
Title:	Chief Financial Officer, Treasurer and Executive Vice President, Investor Relations and Corporate Development

(Signature Page to Thirteenth Supplemental Indenture)

TRUSTEE:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Gregory M. Jackson
Name:	Gregory M. Jackson
Title:	Vice President

(Signature Page to Thirteenth Supplemental Indenture)

Schedule A

1.	$250,000,000 3.20% Notes due 2025

2.	$650,000,000 5.00% Notes due 2026

3.	$500,000,000 3.25% Notes due 2030

4.	$250,000,000 4.20% Notes due 2042

5.	$550,000,000 5.15% Notes due 2043

6.	$250,000,000 4.20% Notes due 2045

7.	$500,000,000 4.25% Notes due 2046

8.	$500,000,000 4.20% Notes due 2047

9.	$500,000,000 4.85% Notes due 2049

10.	$800,000,000 3.95% Notes due 2050